Form 8-K

                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C.  20549


                 PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934

            Date of Report  (Date of earliest event reported):
                         October 1, 1996


                    WESTMORELAND COAL COMPANY
     (Exact name of registrant as specified in its charter)


          DELAWARE                0-752             23-1128670
(State or other jurisdiction  (Commission File  (I.R.S. Employer
of incorporation or            Number            Identification
organization)                                    No.)


2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado
80903
(Address of principal executive offices)
(Zip Code)

Registrant's telephone number,
   including area code:                            719-442-2600


Item 5.     Other Events

         The Company announced that it had completed a non-cash transaction for the transfer of ownership of several of its Virginia Division operations which were idled July 31, 1995 to Intrepid Coal Corporation.

         The Company announced that it had increased its ownership in Westmoreland Resources, Inc. from 60% to 80% through the completion of separate transactions with Morrison Knudsen and Penn Virginia Corporation.

Item 7.     Financial Statements and Exhibits

         (c)

         No.         Description

         99.4        Press release dated September 25, 1996

         99.5        Press release dated September 30, 1996






                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              WESTMORELAND COAL COMPANY



Date: October 1, 1996
                                    By: Robert J. Jaeger
                                    Senior Vice President-Finance
                                    Treasurer and Controller


Exhibit 99.4

                  Westmoreland Sells Additional
                     Virginia Division Assets



Colorado Springs, CO -- September 25, 1996 -- Westmoreland Coal Company (NYSE:WCX) today announced that it has completed a non-cash transaction for the transfer of ownership of several of its Virginia Division operations which were idled July 31, 1995 to Intrepid Coal Corporation. Intrepid is owned by David Maynard, who operates coal operations in the northern West Virginia area.

Included in the transfer are the Holton Loadout, Crest Tipple, Pierrepont coal handling facilities and mineral rights in the Holton and Pierrepont Mines. In exchange for these operations, Intrepid assumes responsibility for certain reclamation and environmental liabilities and post-retirement medical benefit obligations for any former Westmoreland employees whom Intrepid may subsequently employ. Westmoreland retains ownership of the complete longwall system and the coal produced as the longwall is recovered from the Pierrepont Mine. Westmoreland anticipates selling the longwall once it is recovered. The mine will operate as a union mine.

Westmoreland continues to explore the disposition or reclamation of its remaining assets and operations at the Virginia Division. These include the idled Bullitt Mine, Bullitt Preparation Plant/Transloader, the Inman and Stone Mountain Reserves, surface equipment, two on-going contract mining operations in addition to the longwall system at Pierrepont.

Christopher K. Seglem, Westmoreland's Chairman, President and Chief Executive Officer said, "We are very pleased to complete this transaction with Intrepid. It represents a further step in our effort to divest underperforming assets in Virginia, and along with the Penn Virginia transaction and the sale of the Wentz Complex and Pine Branch Mine in May, reflects successful recovery of value from these assets, transfer of reclamation obligations, and potential reduction of our future postretirement medical obligations. This complements our business plan, which includes reinvestment through the acquisition of profitable businesses and, with the additional benefit of our NOLs, will generate future cash flows for the Company."

                                #

   For further information contact Diane Jones (719) 448-5814.


Exhibit 99.5

               Westmoreland Increases Ownership Of
               Westmoreland Resources, Inc. To 80%



Colorado Springs, CO -- September 30, 1996 -- Westmoreland Coal Company (NYSE:WCX) announced today that it has increased its ownership in Westmoreland Resources, Inc. ("WRI") from 60% to 80% through the completion of separate transactions with Morrison Knudsen ("MK") and Penn Virginia Corporation. The Company had targeted 80% ownership to allow consolidation for income tax purposes, and application of its tax basis net loss carryforwards
(NOLs) which will generate additional cash flow to the owners. As a result of these transactions, MK will now be a 20% owner and will continue as the contract operator for WRI.

Westmoreland purchased a 4% share of WRI from MK for $1.2 million. The parties also agreed to certain control related changes to the articles of incorporation and stockholders' agreement of the profitable Powder River Basin surface coal mining operation.

Westmoreland also exercised a previously negotiated option with Penn Virginia Corporation for the purchase of Penn Virginia's 16% share of WRI for $3.0 million, bringing Westmoreland's ownership to 80%.

At least 45% of the money for these purchases is expected to be reimbursed from cash escrowed under Westmoreland's agreement with the United Mine Workers of America ("UMWA") Combined Benefit
Fund.

WRI and its Sarpy Creek Mine are located near Hardin, Montana in the Northern Powder River Basin. It had annual production of over 4.4 million tons of coal in 1995 and enjoys a high quality, long-term reserve base leased from the Crow Indian Tribe. All coal produced is currently sold under long term sales agreements.

Christopher K. Seglem, Chairman, President and Chief Executive Officer of Westmoreland said, "The acquisition of the additional interests in WRI is a significant step towards implementation of our business plan and its accompanying acquisition strategy which was initiated earlier this year. Westmoreland is seeking to reinvest in historically profitable businesses which provide attractive future returns and allow the Company's NOLs to be utilized. WRI fully meets our criteria. It has an excellent long term reserve base, solid markets, and low cost structure under the management of our co-owner and mining contractor Morrison Knudsen. We are looking for additional acquisitions which meet our criteria. Our strategy includes consideration of businesses which may be outside of our historical coal and energy core business areas."

                                #
   For further information contact Diane Jones (719) 448-5814.